Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-184701, No. 333-173114, No. 333-163929, No. 333-19011, No. 333-71373, No. 333-42276, No. 333-45534, No. 333-73652, No. 333-89176, No. 333-141458 and No. 333-249418) and on Form S-3 (No. 333-184703, No. 333-184702, No. 333-182462, No. 333-175419, No. 333-160577, No. 333-228113 and No. 333-253145) of MicroVision, Inc. of our report dated March 15, 2021, relating to the financial statements of MicroVision, Inc. appearing in this Annual Report on Form 10-K.

/s/ Moss Adams LLP

Seattle, Washington
March 15, 2021